UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 9, 2016 (November 4, 2016)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant's Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2016, Chembio Diagnostics, Inc. ("Chembio"), Avijit Roy and Magentiren Vajuram (the "Sellers"), and RVR Diagnostics Sdn Bhd, a Malaysian corporation ("RVR"), entered into a Stock Purchase Agreement dated as of November 4, 2016 (the "Agreement") for Chembio to acquire all the stock and any other equity interests in RVR from the Sellers.  Pursuant to the Agreement:

(i) The purchase price at closing shall consist of US$1.4 million cash; US$1.85 million in Chembio's stock (based on a 15-day volume weighted average trading price ("VWAP")); and Chembio's forgiveness of a US$250,000 contingent obligation from RVR to Chembio;

(ii) The Sellers also will be entitled to receive milestone payments of an aggregate total of up to US$100,000 in cash and US$150,000 in Chembio's common stock (calculated with the same 15-day VWAP) in increasing amounts up to the US$250,000 maximum aggregate milestone payment to the extent that RVR's sales for 2017 exceed US$2.25 million;

(iii) Each of the Sellers will be employed by RVR for one year after closing at a salary of US$10,000 per month;

(iv) Chembio will be entitled to undertake due diligence after signing of the Stock Purchase Agreement;

(v) Each of the Sellers will indemnify Chembio for any undisclosed liabilities;

(vi) Chembio, immediately after signing the Agreement and as soon as RVR has provided Chembio with the RVR financial statements needed for the filing, will file a registration statement with the SEC to register the issuance of the shares to the Sellers, and the closing will occur within a few days after the registration statement becomes effective with the SEC;

(vii) Closing of the transaction is subject to a number of other conditions that can be waived by the party for whom the condition is to be satisfied; and

(vii) Upon closing of the acquisition, the directors of RVR will be Magentiren Vajuram, Avijit Roy, Katherine Davis, John Sperzel, and Rich Larkin.  Katherine Davis is a director and Chair of the Board of Directors of Chembio, John Sperzel is CEO and a director of Chembio, and Rich Larkin is CFO of Chembio.

Chembio and RVR also are parties to agreements entered into in 2013 and 2014 that grant exclusive distribution rights to RVR in certain countries in Asia and that enable RVR to manufacture certain Chembio products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 9, 2016                                   Chembio Diagnostics, Inc.

By:    /s/ John J. Sperzel III
John J. Sperzel III
Chief Executive Officer